Exhibit 99.1

DYADIC ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS AND RECENT DEVELOPMENTS

Advances Commercialization, Expands Strategic Partnerships and Accelerates Biopharmaceutical Platform Validation

Dyadic to host earnings call on November 12, 2026, at 5:00 p.m. ET

JUPITER, FL — November 12, 2026 — Dyadic International, Inc. (NASDAQ: DYAI), doing business as Dyadic Applied BioSolutions (the “Company” or “Dyadic”), a biotechnology company developing and commercializing precision-engineered, animal-free recombinant proteins and enzymes, today reported financial results for the third quarter ended September 30, 2026. Highlights included the Company’s first direct commercial protein sales, broader third-party distribution, additional partner-commercialized products, new strategic development opportunities and progress across its C1 and Dapibus™ production platforms.

“During the third quarter, we reached a key commercialization milestone for our animal-free protein portfolio, advancing market adoption through initial product sales and growing customer engagement across the food, life sciences, and biopharmaceutical sectors,” said Joe Hazelton, President and Chief Operating Officer. “While early sales remain modest and evaluation timelines are longer than anticipated, we are seeing increased sampling requests—particularly for transferrin—as we convert initial qualifications into potential business.

“Concurrently, partner-led commercialization is building momentum. Proliant is expanding promotion for C1-produced AlbuFree™ DX with additional products planned, Inzymes commercialized a second Dapibus-produced chymosin, and our alpha-lactalbumin collaborations are moving toward commercial-scale supply. Looking ahead, we are placing greater emphasis on larger strategic partnerships and collaborations, licensing and supply arrangements, and other potential transactions involving our platforms, products, and commercial programs. We continue to evaluate all options to optimize the value of our platforms and assets, including financing alternatives and other opportunities aimed at strengthening our balance sheet, accelerating commercialization and maximizing shareholder value,” Mr. Hazelton added.

Recent Company Developments

Commercial Products & Market Adoption

First Direct Commercial Product Sales: During the third quarter, Dyadic recorded its first direct commercial product sales, primarily of recombinant transferrin and DNase I. Although initial sales were not material in amount, they are a milestone as they establish a direct-product revenue channel, alongside existing and potential partner-generated license, milestone and profit-sharing or royalty economics.

Expanded OEM Distribution: Integrated Biotherapeutics (IBT Bioservices) launched an initial portfolio of six Dyadic-produced research-use-only recombinant protein products through its distribution network. The companies are evaluating additional offerings, extending Dyadic’s potential reach across research, diagnostics, reagent and cell culture applications.

Growing Customer Engagement: Sampling requests and customer evaluations increased for human and bovine transferrin and other recombinant proteins. Dyadic is supporting customer testing and qualification with the objective of converting these engagements into repeat purchases and sustained product demand.

Proliant AlbuFree™ Product Commercialization and Expansion: Proliant Health & Biologicals continued commercial promotion of AlbuFree™ DX, an animal-free recombinant human serum albumin produced using Dyadic’s C1 platform, including performance data relevant to diagnostic assay blocking and protein stabilization. Proliant also presented analytical research reporting high purity, low endotoxin levels and molecular characteristics resembling native human serum albumin. In addition, Proliant outlined planned additions to the AlbuFree™ family: AlbuFree™ TX for cell culture media and AlbuFree™ CGT for cell and gene therapy applications. These planned extensions offer opportunities to broaden C1-enabled product adoption and potential recurring commercial revenue.

Second Commercial Chymosin Demonstrates Dapibus™ Versatility: In November 2026, Inzymes reported that the first commercial sale of the Company’s second chymosin product, camel chymosin produced with the Company’s Dapibus™ production strain, occurred in October 2026, achieving the first-commercial-sale milestone under the Inzymes agreement. The Company expects to receive the $225,000 milestone payment and recognize it as revenue in the fourth quarter of 2026.

Strategic Partnerships, Licensing & Product Development

Advancing Alpha-Lactalbumin Toward Commercialization: Advanced collaboration activities with BRIG BIO and Strive Nutrition to develop, scale and potentially commercialize Dapibus-produced bovine alpha-lactalbumin for next-generation nutrition products. The participants bring complementary protein development, manufacturing, regulatory and commercialization capabilities intended to support economically competitive commercial-scale production.

Expanding Strategic Licensing Opportunities: Continued discussions with additional global companies regarding potential licensing, development and commercial arrangements involving alpha-lactalbumin and other animal-free proteins, as well as product collaborations and broader strategic opportunities involving C1, Dapibus and the Company’s recombinant protein portfolio. These discussions are intended to leverage partners’ resources, manufacturing capabilities and market access to advance higher-value products, including alpha-lactalbumin and transferrin, while creating opportunities for upfront fees, milestones and ongoing commercial participation.

Broader Nutrition Protein Portfolio: Initiated development of recombinant bovine lactoferrin, complementing the Company’s human lactoferrin and alpha-lactalbumin programs and extending its portfolio of animal-free nutritional and functional proteins.

C1 Biopharmaceutical Platform – Advancing Global Vaccine and Antibody Programs

Rapid Biologics Development: Demonstrated C1’s rapid development capabilities by producing and purifying two Scripps Research-designed Bundibugyo ebolavirus antigens in approximately 15 days from plasmid to C-tag-purified protein. Dyadic also demonstrated the development of a clonal C1 production strain and production of a Protein A-purified monoclonal antibody in approximately seven weeks. In our view, these achievements highlight C1’s potential to accelerate vaccine and antibody development, shorten manufacturing timelines, reduce production costs and enable faster advancement of biologics toward preclinical and clinical evaluation.

Gates Foundation Programs Advance to Animal Studies: Under its approximately $3.1 million Gates Foundation-funded program, Dyadic achieved production yields of approximately 12.1 g/L for RSV monoclonal antibody RSM01 and 13.2 g/L for malaria monoclonal antibody MAM01 in seven-day fermentation runs. Independent laboratory evaluations included binding studies of both C1-produced antibodies conducted by Duke University and neutralization testing of RSM01 conducted by IQVIA. Following quarter-end, the Gates Medical Research Institute initiated preclinical animal studies in October 2026 to evaluate the pharmacokinetics of the C1-produced RSV and malaria antibodies through direct, head-to-head comparisons with their respective GMP CHO-produced counterparts. Results are anticipated in the first quarter of 2027. These studies aim to generate additional comparative preclinical data to support the antibodies’ continued advancement toward potential clinical development. We believe the demonstrated production yields, together with C1’s ability to produce antibodies with targeted human-like glycosylation profiles, further highlight the platform’s potential to manufacture complex biologics efficiently while reducing production costs and increasing manufacturing flexibility.

Accelerating C1 Biopharmaceutical Validation and Adoption: Continued to advance multiple vaccine and monoclonal antibody programs through preclinical development, including ongoing animal studies evaluating ebolavirus and other vaccine candidates conducted in collaboration with Fondazione Biotecnopolo di Siena (FBS) and the European Vaccines Hub (EVH). Dyadic also continued advancing programs with Scripps Research, CEPI, NIAID/NIH, the University of Oxford, Wits University, the Israel Institute for Biological Research and other collaborators, including participation in the €170 million European Vaccines Hub initiative (representing total initiative funding, not funding awarded to Dyadic). These ongoing studies and collaborations are expected to generate additional preclinical and technical data to further validate C1’s capabilities and support broader adoption of the platform for biopharmaceutical applications addressing infectious and other diseases. Collectively, we believe these advances reinforce C1’s potential to accelerate the development and manufacturing of vaccines and therapeutics for pandemic preparedness and traditional medicine, reduce production costs and expand global access to biologic medicines.

Financial Highlights

Cash Position: As of September 30, 2026, cash, cash equivalents, restricted cash, and the carrying value of investment-grade securities, including accrued interest, were $6,046,083 compared to $8,587,289 as of December 31, 2025.

Revenue: Total revenue for the three months ended September 30, 2026, was $449,101, representing a decrease of $715,516 or 61.4% compared to $1,164,617 for the three months ended September 30, 2025. The decrease was driven by a $538,199 decrease in grant revenue from lower activities under the Gates Foundation and CEPI grants and a $187,728 decrease in research and development revenue resulting from the completion of several collaboration projects in the prior-year period, partially offset by a $10,411 increase in license fee revenue.

Cost of Revenue: Total cost of revenue for the three months ended September 30, 2026 was $375,115, representing a decrease of $648,888 or 63.4% compared to $1,024,003 for the three months ended September 30, 2025. The decrease was due to a $503,610 decrease in cost of grant revenue from lower activities under the Gates Foundation and CEPI grants and a $145,278 decrease in the cost of research and development revenue.

R&D Expenses: Research and development expenses for the three months ended September 30, 2026 were $429,945, a decrease of $141,927 or 24.8% compared to $571,872 for the same period in 2025. The decrease was primarily due to a $199,105 decrease in third-party contract research services resulting from a reduction in the number of active internal research initiatives, partially offset by a $57,178 increase in personnel costs and other costs.

G&A Expenses: General and administrative expenses for the three months ended September 30, 2026 were $1,450,750, a decrease of $30,606 or 2.1%, compared to $1,481,356 for the same period in 2025. The decrease was primarily due to lower legal and professional expenses of $166,541, partially offset by higher outside business development services and other expenses of $146,500.

Loss from Operations: Loss from operations for the three months ended September 30, 2026 was $1,812,365, a decrease of $113,004 or 5.9%, compared to $1,925,369 for the same period in 2025. The decrease was largely attributable to lower total cost of revenue of $648,888, lower research and development expenses of $141,927, and lower general and administrative expenses of $30,606, partially offset by lower total revenue of $715,516.

Other Income (Expenses), Net: For the three months ended September 30, 2026, total other income, net, was $455,324, compared to total other expenses, net, of $50,643 for the same period in 2025. The change was primarily due to a $545,527 non-cash gain from the change in fair value of the warrant liability, net of $388,702 of issuance costs allocated to the warrant liability, partially offset by lower interest income of $44,140.

Net Loss: Net loss for the three months ended September 30, 2026 was $1,357,041 or $(0.04) per share, compared to $1,976,012 or $(0.06) per share for the same period a year ago.

Conference Call Information

Date: Thursday, November 12, 2026

Time: 5:00 p.m. Eastern Time

Dial-in numbers: Toll Free: +1-877-407-9219 / +1 412-652-1274

Conference ID: 13761286

Webcast Link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=IKih8Wc8

An archive of the webcast will be available within 24 hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.dyadic.com. To access the replay of the webcast, please follow the webcast link above.

About Dyadic Applied BioSolutions

Dyadic Applied BioSolutions is a global biotechnology company that uses its proprietary microbial platforms to produce recombinant proteins that are sold or licensed to partners across the life sciences, food and nutrition, and bio-industrial markets. These high-quality proteins are designed to enable customers to develop more efficient, scalable, and sustainable products. Dyadic’s Dapibus™ and C1 expression systems support flexible, cost-effective manufacturing, and are the foundation of a growing portfolio of commercial and partnered programs.

For more information, please visit http://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Forward-looking statements generally can be identified by use of the words “expect,” “should,” “intend,” “anticipate,” “will,” “project,” “may,” “might,” “potential,” or “continue” or other similar terms or variations of them. Forward-looking statements involve many risks, uncertainties or other factors beyond Dyadic’s control. These factors include, but are not limited to, the following: (i) our history of net losses, and management’s related conclusion that there is substantial doubt about our ability to continue as a going concern for the 12 months following November 12, 2026; (ii) market and regulatory acceptance of our microbial protein production platforms and other technologies; (iii) failure to commercialize our microbial protein production platforms or our other technologies; (iv) competition, including from alternative technologies; (v) the results of nonclinical studies and clinical trials; (vi) our capital needs and the dilutive impact of a capital raise to mitigate our going-concern risk; (vii) changes in global economic and financial conditions; (viii) our reliance on information technology; (ix) our dependence on third parties; (x) government regulations and environmental, social and governance issues; (xi) intellectual property risks; and (xii) our ability to comply with the listing standards of the Nasdaq Stock Market LLC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com. All forward-looking statements speak only as of the date made, and except as required by applicable law, Dyadic assumes no obligation to publicly update any such forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in our expectations.

Contact:

Dyadic International, Inc.

Ping Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue:
Research and development revenue	$162,318	$350,046	$689,794	$746,595
Grant revenue	276,372	814,571	1,600,990	1,528,224
License and milestone revenue	10,411	—	230,411	250,000
Total revenue	449,101	1,164,617	2,521,195	2,524,819
Costs and expenses:
Costs of research and development revenue	109,475	254,753	572,954	529,690
Costs of grant revenue	265,640	769,250	1,578,166	1,405,562
Research and development	429,945	571,872	1,238,635	1,696,230
General and administrative	1,450,750	1,481,356	4,895,944	4,514,324
Foreign currency exchange (gain) loss, net	5,656	12,755	4,758	35,925
Total costs and expenses	2,261,466	3,089,986	8,290,457	8,181,731
Loss from operations	(1,812,365)	(1,925,369)	(5,769,262)	(5,656,912)
Other income (expense):
Interest income	19,327	63,467	116,223	201,052
Interest expense	(64,556)	(85,934)	(193,377)	(264,633)
Interest expense - related party	(44,974)	(28,176)	(134,719)	(76,872)
Change in fair value of warrant liability, net of issuance costs of $388,702	545,527	—	545,527	—
Total other income (expense), net	455,324	(50,643)	333,654	(140,453)
Net loss	$(1,357,041)	$(1,976,012)	$(5,435,608)	$(5,797,365)

Basic and diluted net loss per common share	$(0.04)	$(0.06)	$(0.15)	$(0.18	)(1)

Basic and diluted weighted-average common shares outstanding	38,291,651	34,081,115 (1)	37,049,720	31,423,446	(1)

(1)	The 2025 weighted-average shares outstanding and net loss per share have been revised to correct an immaterial error in the computation. The revision had no impact on net loss.

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2026.

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,926,803	$4,622,331
Short-term investment securities	646,987	2,698,661
Restricted cash	1,464,821	1,231,168
Interest receivable	7,472	35,129
Accounts receivable	1,523,052	1,090,297
Prepaid expenses and other current assets	299,162	219,067
Total current assets	7,868,297	9,896,653
Non-current assets:
Operating lease right-of-use asset, net	55,627	38,535
Other assets	9,750	10,537
Total assets	$7,933,674	$9,945,725

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,522,210	$852,024
Accrued expenses	1,389,740	967,974
Deferred research and development obligations	1,584,920	1,730,852
Operating lease liability	50,536	34,621
Accrued interest	60,000	60,000
Accrued interest - related party	41,800	41,800
Total current liabilities	4,649,206	3,687,271
Non-current liabilities:
Convertible notes, net of issuance costs	2,975,681	2,962,304
Convertible notes, net of issuance costs - related party	2,073,059	2,063,740
Warrant liability	813,424	—
Total liabilities	10,511,370	8,713,315

Commitments and contingencies (Note 5)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 52,344,705 and 48,441,300, outstanding shares - 40,091,203 and 36,187,798 as of September 30, 2026, and December 31, 2025, respectively	52,345	48,442
Additional paid-in capital	115,186,590	113,564,991
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(98,886,716)	(93,451,108)
Total stockholders’ (deficit) equity	(2,577,696)	1,232,410
Total liabilities and stockholders’ equity	$7,933,674	$9,945,725

See Notes to Consolidated Financial Statements in Item 1 of Dyadic’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2026.